Exhibit 10.4

SECOND AMENDMENT
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
2004 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED)

WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”) has adopted and maintains the Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan (As Amended and Restated) (the “Plan”) for the benefit of certain key executives, management personnel and other employees;

WHEREAS, Section 4.1(d) of the Plan provides various methods pursuant to which the exercise price of a stock option granted under the Plan may be paid, none of which include the holder’s authorization of the Company to withhold whole shares of stock of the Company which otherwise would be delivered to the holder as a result of the settlement of the stock option (“Share Netting”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Plan to permit, in addition to the exercise methods currently available under the Plan, an officer to pay the exercise price of a stock option by Share Netting; and

WHEREAS, the Board also desires to amend the Plan to clarify that shares of stock to be delivered or withheld to satisfy tax withholding obligations with respect to an award may not have an aggregate fair market value in excess of the minimum amount required to be withheld.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of November 13, 2007, as follows:

1.             Article II hereby is amended to add the following new Section 2.24 thereto and to renumber the existing Sections 2.24 through 2.43 accordingly:

2.24         “Officer” shall mean an employee designated as an officer of an Employer by the Board of Directors of the Employer.

2.             Section 4.1(d) hereby is amended in its entirety to read as follows:

(d)           Method of Exercise. An option may be exercised (i) by giving written notice to the Vice President-Human Resources of the Company specifying the number of whole shares of Stock to be purchased and by arranging for the payment therefore in accordance with Section 4.1(d)(1) or 4.1(d)(2), as applicable and (ii) by executing such documents and taking any other actions as the Company may reasonably request. No share of Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 8.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

(1)  Purchase Price Payment by Nonofficers. The holder of an option awarded to an employee who is not an Officer may pay for the shares of Stock to be purchased pursuant to the exercise of such option (A) in cash, (B) in Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) to the extent legally permissible, in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (D) by a combination of (A) and (B), in each case to the extent set forth in the Agreement or any amendment thereto. If payment is to be made pursuant to clause (B) of this Section 4.1(d)(1), then any fraction of a share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the holder.

(2)  Purchase Price Payment by Officers. The holder of an option awarded to an Officer may pay for the shares of Stock to be purchased pursuant to the exercise of such option (A) in cash, (B) in Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by authorizing the Company to withhold whole shares of Stock which otherwise would be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) to the extent legally permissible, in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) by a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement or any amendment thereto. If payment is to be made pursuant to clause (B) or (C) of this Section 4.1(d)(2), then any fraction of a share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the holder.

3.             The penultimate sentence of Section 8.6 hereby is amended in its entirety to read as follows:

An Agreement may not provide for shares of Stock to be delivered or withheld having an aggregate Fair Market Value in excess of the minimum amount required to be withheld.

* * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment as of this         day of           , 2007.

TELEPHONE AND DATA SYSTEMS, INC.

By:

Its:

SIGNATURE PAGE TO
SECOND AMENDMENT TO
TELEPHONE AND DATA SYSTEMS, INC.
2004 LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED)